Exhibit 99.1

ENERGY SERVICES OF AMERICA RELEASES EARNINGS FOR FISCAL 2016

Huntington, WV   November 29, 2016-  Energy Services of America (the “Company”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced today that net income available to common shareholders was $2.9 million for the fiscal year ended September 30, 2016, which was a $1.1 million increase from $1.8 million in fiscal year 2015. Revenues were $155.5 million for the fiscal year ended September 30, 2016, which was a $38.7 million increase from $116.8 million in fiscal year 2015. The Company projects an adjusted EBITDA of $9.4 million, or $0.66 per share, and earnings per share of $0.21 on 14,239,836 common shares outstanding for fiscal year 2016. The projected backlog at September 30, 2016 was $78.5 million.

Douglas Reynolds, President, commented on the announcement. “We are extremely pleased with our earnings for fiscal year 2016. We significantly increased our net income available to common shareholders and revenue compared to last fiscal year. Also, the $78.5 million backlog entering fiscal year 2017 is a $7.2 million increase over the $71.3 million backlog entering fiscal year 2016. We were awarded several major projects in fiscal year 2016 that will be completed in the first quarter of fiscal year 2017. We will need to replace those projects in fiscal year 2017, but we feel the opportunities we are already seeing and our strong relationships with our customers will allow us to do so.”

Below is a comparison of the Company’s unaudited operating results for fiscal year 2016 compared to fiscal year 2015:

	2016	2015
	(Unaudited)	(Audited)

Revenue	$155,481,145	$116,800,046

Cost of revenues	141,283,142	105,935,841

Gross profit	14,198,003	10,864,205
Selling and administrative expenses	7,293,323	6,584,334
Income from operations	6,904,680	4,279,871

Other income (expense)
Interest income	-	1,278
Other nonoperating income (expense)	(158,246)	12,421
Interest expense	(875,254)	(761,079)
Gain on sale of equipment	268,448	179,031
	(765,052)	(568,349)
Income from continuing operations before income taxes	6,139,628	3,711,522

Income tax expense	2,898,205	1,597,332
Income from continuing operations	3,241,423	2,114,190

Dividends on preferred stock	309,000	309,000
Income from continuing operations available to common shareholders	2,932,423	1,805,190

Income from discontinued operations net of tax benefit of $0 in 2016 and tax benefit of $26,340 in 2015	-	26,340
Net income available to common shareholders	$2,932,423	$1,831,530

Weighted average shares outstanding-basic	14,239,836	14,239,836
Weighted average shares-diluted	17,673,169	17,673,169
Earnings per share available to common shareholders	$0.206	$0.129
Earnings per share-diluted available to common shareholders	$0.166	$0.104

Please refer to the table below that reconciles EBITDA and EBITDA per share:

	2016	2015
	(Unaudited)	(Audited)

Net income available to common shareholders	$2,932,423	$1,831,530

Add: Income tax expense	2,898,205	1,570,992

Add: Dividends on preferred stock	309,000	309,000

Add: Interest expense	875,254	761,079

Less: Non-operating (income) expense	(110,202)	(192,730)

Add: Depreciation expense	2,503,471	3,291,386
Adjusted EBITDA	$9,408,151	$7,571,257
Common shares outstanding	14,239,836	14,239,836
Adjusted EBITDA per common share	$0.66	$0.53

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact:	Douglas Reynolds, President
(304)-522-3868